HILTON GRAND VACATIONS INC.
SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (the “Agreement”) is entered into effective as of September 15, 2025 (the “Effective Date”), by and between Hilton Grand Vacations Inc., a Delaware corporation (the “Company”), and Pia Cornejo (the “Executive”).
WHEREAS, the Executive is currently employed by the Company; and
WHEREAS, the Company considers the establishment and maintenance of a sound and vital management group to be essential to protecting and enhancing the best interests of the Company and its stockholders; and
WHEREAS, the Company has determined that the best interests of the Company and its stockholders will be served by reinforcing and encouraging the continued dedication of the Executive to his or her assigned duties without distractions, including but not limited to distractions arising from a potential change in control of the Company; and
WHEREAS, this Agreement is intended to remove such distractions and to reinforce the continued attention and dedication of the Executive to his or her assigned duties.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:
1.Certain Defined Terms. In addition to other terms defined herein, for purposes of the Agreement, the following terms shall have the meanings indicated below:
1.1“Accrued Amounts” means (a) accrued but unpaid base salary through the Termination Date; (b) a cash payment in lieu of any accrued but unused vacation through the Termination Date; (c) any unreimbursed business expenses incurred through the Termination Date and payable to Executive, in accordance with any Company business expense policies (as applicable); (d) if the Executive’s termination occurs after the end of the annual bonus performance period but before the annual bonus for the preceding year is paid, the annual bonus for the preceding year, to the extent earned; and (e) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated). The Company shall pay Executive the items in (a) through (c) within 30 days following the Termination Date; the item in (d) on or before March 15 of the year following the performance year; and the item in (e) in accordance with the terms of such plans or programs or agreements.
1.2“Affiliate” means a Subsidiary and any other corporation or other entity or Person controlling, controlled by or under common control with the Company.
1.3“Annual Base Salary” means the Executive’s annual base salary at the rate in effect immediately prior to a Qualifying Termination.
1.4“Applicable Law” means any applicable laws, rules and regulations (or similar guidance), including but not limited to the General Corporation Law of the State of Delaware, the Securities Act of 1933, the Securities Exchange Act of 1934 and the Code, in each case as amended. References to any applicable laws, rules and regulations shall also refer to any successor or amended provisions thereto and shall be deemed to include any regulations or other interpretive guidance, unless the Committee determines otherwise.

1.5“Board” means the Board of Directors of the Company.
1.6“Business” means the business of owning, financing, developing, redeveloping, managing, marketing, operating, licensing, leasing and/or franchising vacation, timeshare or lodging properties, and natural ancillary business products and services related to such business, including, without limitation, membership services, exchange programs, rental programs and provision of amenities.
1.7“Cause” means any of the following: (a) the Executive’s refusal substantially to perform the Executive’s material duties or carry out the lawful instructions of the Company (other than as a result of total or partial incapacity due to physical or mental illness); (b) the conclusive finding of the Executive’s fraud or embezzlement of Company property; (c) the Executive’s material dishonesty in the performance of his or her duties resulting in significant harm to the Company; (d) Executive’s conviction of a felony under the laws of the United States or any state thereof or, where applicable, any equivalent offence (including a crime subject to a custodial sentence of one year or more) under the laws of the applicable jurisdiction; (e) the Executive’s gross misconduct in connection with the Executive’s duties to the Company which could reasonably be expected to be materially injurious to the Company; or (f) the Executive’s material breach of this Agreement, in each as determined in good faith by the Board or the Committee.
1.8A “Change in Control” shall have the meaning given such term in the Company’s 2023 Omnibus Incentive Plan or any successor Company stock incentive plan, in each case as amended (such plan(s) being collectively referred to herein as the “Stock Plan”); provided, however, that the term “Change in Control” shall be construed in accordance with Code Section 409A if and to the extent required under Code Section 409A.
1.9“Code” means the Internal Revenue Code of 1986.
1.10“Committee” means the Compensation Committee of the Board.
1.11“Company” means Hilton Grand Vacations Inc., a Delaware corporation, and any successors thereto. References to the “Company” also include references to the Company’s Subsidiaries and its other Affiliates (and their successors), unless the Committee or the Board determines otherwise.
1.12“Competitor” means any Person engaged in the Business, including but not limited to any vacation, timeshare or lodging companies that are comparable in size to the Company, including, without limitation, Marriott Vacations Worldwide, Wyndham Destinations Inc./Travel + Leisure Co., Disney Vacation Development, Inc., Holiday Inn Club Vacations, Orange Lakes Country Club, Inc. (including SilverLeaf Resorts, Inc.), Mori Trust Co., Ltd, Westgate Resorts, The Berkley Group. It shall also include, with respect to any Person that is not primarily engaged in the Business, any subsidiary or affiliate of such Person that is engaged in the Business, including any such subsidiary or affiliates that becomes, or has become, a separate, independent company or partially-owned company (either via “spin-off” or otherwise), and such company is engaged in the Business.
1.13“Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.
1.14“Effective Date” means the effective date of the Agreement, as specified on page one of the Agreement.
1.15“Employment Term” means the entire time period of the Executive’s employment with or service to the Company.

1.16“Good Reason” means the occurrence of any of the following, without the Executive’s written consent:
(a)Any material diminution in the Executive’s base salary or annual bonus opportunity, other than a material diminution in base salary and/or annual bonus opportunity that applies to senior executive officers of the Company generally or that, with respect to annual bonus opportunities, is due to the failure to attain performance or other business objectives;
(b)A material diminution in the Executive’s titles, authority, duties, responsibilities or position;
(c)A permanent reassignment by the Company of the Executive’s primary office to a location that is more than 50 miles from the Executive’s assigned primary office as of the Effective Date;
(d)Any failure by the Company or any Affiliate to pay Executive any amounts due and payable under, and in accordance with the terms of, this Agreement, the indemnification agreement substantially similar to the form of attached to this Agreement as Exhibit A (the “Indemnification Agreement”), or any equity award agreement under the Stock Plan or any successor equity plan of the Company; or
(e)Any other action or inaction that constitutes a material breach by the Company of the Agreement;
provided, however, that a termination by the Executive for any of the reasons listed in (a) through (e) above shall not constitute termination for Good Reason unless the Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and the Company fails to cure such event within 30 days after receipt of this written notice. The Executive’s employment must be terminated for Good Reason within 150 days following the initial occurrence of the event of Good Reason. Good Reason shall not include the Executive’s death or Disability.
1.17“Person” means any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever.
1.18“Qualifying Termination” means the Executive’s termination of employment with the Company (a) by the Company without Cause, (b) by the Executive for Good Reason, or (c) in the case of a termination after the occurrence of a Change in Control, by the Company without Cause or by the Executive for Good Reason which, in each case, occurs within 24 months after the occurrence of such Change in Control. For the avoidance of doubt, in no event shall the Executive be deemed to have experienced a Qualifying Termination as a result of the Executive’s death, Disability or voluntary termination without Good Reason.
1.19“Restricted Period” means a period of 24 months following the Termination Date.
1.20“Severance Benefits” has the meaning provided in Section 2 hereof.
1.21“Subsidiary” means a corporation, company or other entity (a) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
1.22“Target Bonus” means the Executive’s target annual bonus for the year in which the Qualifying Termination occurs.
1.23“Termination Date” means the date that the Executive’s employment with the Company terminates for all purposes, as reflected in the writing documenting the termination from the party terminating the employment relationship to the other party, in accordance with Section 5 hereof.
2.Qualifying Termination; Severance Benefits.
2.1Severance Benefits. Subject to the terms and conditions herein, upon the Executive’s Qualifying Termination, the Executive shall receive the following benefits (the benefits provided in Section 2.1(a) and Section 2.1(b) being collectively referred to as the “Severance Benefits”):
(a)A cash payment equal to the sum of (A) 2.0 times the Executive’s Annual Base Salary, and (B) 2.0 times the Executive’s Target Bonus. In the event that the Executive terminates employment due to a Qualifying Termination and a Change in Control has occurred, such payment shall be made within 60 days following the Termination Date. In the event that the Executive terminates employment due to a Qualifying Termination and a Change in Control has not occurred, the following shall apply: That portion of the Severance Benefits payable to the Executive pursuant to this Section 2.1(a) that exceeds the “separation pay limit,” if any, shall be paid to the Executive in a lump sum payment within 60 days following the Termination Date (or such earlier date, if any, as may be required under applicable wage payment laws). The “separation pay limit” shall mean two times the lesser of: (i) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year immediately preceding the calendar year in which the Executive’s Termination Date occurs (adjusted for any increase during that calendar year that was expected to continue indefinitely if the Executive had not terminated employment); and (ii) the maximum dollar amount of compensation that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which his or her Termination Date occurs. The lump sum payment to be made to the Executive pursuant to this Section 2.1(a) is a separate payment intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-(b)(4) for short-term deferrals. The remaining portion of the Severance Benefits payable to the Executive pursuant to this Section 2.1(a) shall be paid in periodic installments (each installment to be treated as a separate payment) over the 24-month period commencing on the Termination Date (as defined herein) in accordance with the normal payroll practices of the Company. Notwithstanding the foregoing, in no event shall such remaining portion of the Severance Benefit be paid to the Executive later than December 31 of the second calendar year following the calendar year in which Executive’s Termination Date occurs. The payments to be made to the Executive pursuant to the immediately preceding sentence of this Section 2.1(a) are intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-(b)(9)(iii) for separation pay plans (i.e., the so-called “two times” pay exemption);
(b)Subject to the Executive’s timely enrollment for continued participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or the Executive’s eligible dependents would be entitled under COBRA, the Company will pay the premiums for coverage under COBRA for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees, until the earlier of (x) 18 months following the Termination Date or (y) the date upon which the Executive ceases to be eligible for coverage under COBRA (the “COBRA Period”); provided, however, that (A) if the Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to the Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the COBRA Period shall only run for the period during which the Executive is eligible to elect health coverage under COBRA and timely elects such coverage; and (C) nothing herein shall prevent the Company from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Period; and
(c)Notwithstanding the foregoing, subject to Section 7 below, the Company shall be obligated to provide the Severance Benefits and the pro rata bonus described in Section 2.2(b) only if within 60 days after the Termination Date the Executive shall have executed a separation and release of claims and covenant not to sue agreement substantially similar to the form of waiver and release attached to this Agreement as Exhibit B (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement. For the avoidance of doubt, the Company shall have no obligation to provide the Severance Benefits, and the Executive shall not be entitled to any of the Severance Benefits, if the Executive has failed to comply with the obligations set forth in Section 4 and such failure is sufficient to constitute a material breach of this Agreement, the Company may suspend, terminate and/or recover from the Executive the Severance Benefits.
For the avoidance of doubt, inclusion of Target Bonus in the calculation of Severance Benefits does not affect and is not in lieu of the Executive’s annual bonus opportunity, if any, for the year in which the Termination Date occurs, which shall be determined in accordance with Section 2.2 herein.
2.2Other Compensation and Benefits. In addition, upon a Qualifying Termination, the Executive shall be entitled to the following benefits:
(a)Accrued Amounts. The Accrued Amounts, payable as described above;
(b)Pro Rata Bonus. Subject to execution of the Release Agreement in accordance with Section 2.1(c) and Section 7 herein, a pro rata portion of the Executive’s annual bonus for the year in which the Termination Date occurs, to the extent earned based on actual performance (such amount to be calculated by determining the amount of the annual bonus earned as of the end of the year in which the Termination Date occurs and pro-rating such amount by the portion of such year Executive was employed by the Company, said pro rata bonus amount to be paid on or before March 15 of the year following the performance year);
(c)Life Insurance. If the Company provides the Executive with basic life insurance coverage (excluding any supplemental coverage elected by the Executive through the Company or otherwise) immediately prior to the Qualifying Termination and the Executive elects to continue such coverage following Termination (“Continued Life Insurance Coverage”), then, subject to Section 7.5 hereof, the Company will reimburse the Executive for Executive’s monthly cost of such Continued Life Insurance Coverage for a period of 12 months from the Termination Date, with such cost to be based on the rates in effect as of the Termination Date and provided to the Company by its then-current life insurance carrier and subject to the Executive’s presentation to the Company of appropriate documentation that evidence such monthly cost; and
(d)Equity Awards. The Executive’s rights, if any, with respect to any equity awards granted to him or her under the Stock Plan shall be as determined under the Stock Plan and applicable award agreement(s). For the avoidance of doubt, the Executive shall be entitled to accelerated vesting or other benefits upon a Qualifying Termination only if and to the extent provided under the terms of the Stock Plan and applicable award agreement(s).
(e)Other Employee Benefits. The Executive’s rights and obligations, if any, upon a Qualifying Termination under other compensation or employee benefit plans, policies, agreements or arrangements of the Company shall be as determined under such plans, policies, agreements or arrangements.
3.Non-Qualifying Termination. Except as provided below, if the Executive’s status as an employee is terminated for any reason other than due to a Qualifying Termination, the Executive shall not be entitled to receive the Severance Benefits, and the Company shall not have any obligation to the Executive under this Agreement. In the event that Executive’s employment with the Company is terminated for any reason, the Company shall pay Executive (or his or her estate or legal guardian, as applicable) the Accrued Amounts; provided, however, that if the Executive’s employment terminates due to Cause, the Executive shall forfeit the right to the annual bonus described in Section 1.1(d). Additionally, Executive shall remain entitled to his or her indemnification rights as provided in this Agreement and the Indemnification Agreement and/or pursuant to the Company’s certificate of incorporation, charter, by-laws, and/or other corporate documents and policies.
4.Covenants.
4.1Non-Competition; Non-Solicitation.
(a)The Executive acknowledges and recognizes the highly competitive nature of the Businesses of the Company and accordingly agrees as follows:
(i)During the Employment Term and subsequent Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting away from the Company the business of any then current or prospective client or customer with whom the Executive (or his or her direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding the Termination Date.
(ii)During the Restricted Period, the Executive will not directly or indirectly anywhere in the United States:
(A)Engage in the Business directly or indirectly, or enter the employ of, or render any services to, a Competitor, provided that this restriction shall not prevent the Executive from working for or performing services on behalf of a Competitor if such Competitor is also engaged in other lines of business and if the Executive’s employment or services are restricted to such other lines of business, and will not be providing support, advice, instruction, direction or other guidance to lines of business that constitute the Competitor;

(B)Acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(C)Intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the Company and any of its clients, customers, suppliers, partners, members or investors.
(iii)Notwithstanding anything to the contrary in this Section 4, the Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(iv)During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person or entity, directly or indirectly:
(A)Solicit or encourage any employee of the Company to leave the employment of the Company or encourage any independent contractor to cease providing services to the Company; or
(B)Hire or engage any employee or independent contractor who was employed or engaged by the Company as of the Termination Date or who left the employment of or engagement with the Company coincident with, or within one year prior to or after, the Termination Date, provided that this prohibition does not apply to (X) administrative personnel employed by the Company or (Y) any Company employee or independent contractor who is hired or engaged away from the Company as a result of responding to a generic job posting on a website or in a newspaper or periodical of general circulation, without any involvement or encouragement by the Executive.
(v)During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any material consultant of the Company to cease working with the Company.
(b)The period of time during which the provisions of this Section 4 shall be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
(c)The Company reserves the right to waive the enforcement of or limit the scope of the non-competition or non-solicitation provisions of this Agreement as to the Executive if and as it deems appropriate in its sole discretion on a case-by-case basis.
4.2Confidentiality.

(a)The Executive will not at any time (whether during or after the Employment Term and whether during or after the Restricted Period) (i) retain or use for the benefit, purposes or account of the Executive or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise, in performance of the Executive’s duties under the Executive’s employment and pursuant to customary industry practice, or as may be required by law or in response to a court order or a request by a regulatory or administrative body), any nonpublic, proprietary or confidential information, including without limitation trade secrets, knowhow, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or the Committee.
(b)“Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of the Executive’s breach of this covenant; (ii) made legitimately available to the Executive by a third party without breach of any confidentiality obligation of which the Executive has knowledge; or (iii) required by law to be disclosed, provided that with respect to subsection (iii) the Executive shall, except as otherwise provided in Section 4.2(d) herein, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(c)Upon termination of the Executive’s employment with the Company for any reason, the Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company; and (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information. Notwithstanding the above, nothing herein shall require Executive to return to the Company any computers or telecommunication equipment or tangible property which he or she owns, including, but not limited to, personal computers, phones and tablet devices; provided, however, that he or she shall remove from all such devices any Confidential Information stored thereon.
(d)Notwithstanding the foregoing provisions of Section 4.2, (i) nothing in this Agreement or other agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, (ii) the Executive does not need the prior authorization of the Company to take any action described in (i), and the Executive is not required to notify the Company that he or she has taken any action described in (i); and (iii) the Agreement does not limit the Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Executive will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
4.3Non-Disparagement. As a condition to the receipt of the Qualifying Termination Severance Benefits, the Executive agrees that he or she will not directly, or through any other Person, at any time (whether during or after his or her Employment Term and during or after the Restricted Period) make any public or private statements that are disparaging of the Company, or its respective businesses or employees, officers, directors, or stockholders. The Company agrees that it will not, and it will exercise its reasonable best efforts to cause its Affiliates (and the officers and directors of the Company and/or its Affiliates) to not, directly, or through any other Person, at any time make any public or private statements that are disparaging of the Executive.
4.4Reasonableness of Restrictions. It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section 4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Section 4 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 4 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
4.5Breach of Restrictive Covenants. The Executive acknowledges that this Agreement is designed and intended only to protect the legitimate business interests of the Company and that the restrictions imposed by this Agreement are necessary, fair and reasonably designed to protect those interests. The Executive further acknowledges that the Company has given him or her access to certain Confidential Information, and that the use of such Confidential Information by him or her on behalf of some other entity (including himself or herself) would cause irreparable harm to the Company. The Executive also acknowledges that the Company has invested considerable time and resources in developing its relationships with its customers and in training Company employees, the loss of which similarly would cause irreparable harm to the Company. Without limitation, the Executive agrees that if he or she should breach or threaten to breach any of the restrictive covenants contained in Section 4 of this Agreement, the Company may, in addition to seeking other available remedies (including but in no way limited to the Company’s rights under this Agreement), apply, consistent with Section 10.6 below, for the immediate entry of an injunction restraining any actual or threatened breaches or violations of said provisions or terms by the Executive. Further, if, for any reason, any of the restrictive covenants or related provisions contained in Section 4 of this Agreement should be held invalid or otherwise unenforceable, it is agreed the court shall construe the pertinent section(s) or provision(s) so as to allow its enforcement to the maximum extent permitted by Applicable Law. The Executive further agrees that any claimed Company breach of this Agreement shall not prevent, or otherwise be a defense against, the enforcement of any restrictive covenant or other Executive obligation herein.

4.6Executive Representations. The Executive represents that the restrictions on his or her business provided in this Agreement are fair to protect the legitimate business interests of the Company. The Executive represents further that the consideration for this Agreement is fair and adequate, and that even if the restrictions in this Agreement are applied to him or her, he or she shall still be able to earn a good and reasonable living from those activities, areas and opportunities not restricted by this Agreement. In addition, the Executive represents that he or she has had an opportunity to consult with independent counsel concerning this Agreement and is not relying on the Company or its counsel for any related legal, tax or other advice.
5.Termination Procedures. Any purported termination of the Executive’s employment shall be documented in a writing appropriate to the nature of the termination from the party terminating the employment relationship to the other party:
(a)In the case of termination by the Company with Cause, the Company shall provide Executive with a written notice identifying (i) in reasonable detail the facts and circumstances giving rise to the determination that Cause exists, and (ii) the effective date of the termination of employment;
(b)In the case of a termination by the Executive for Good Reason, the Executive shall provide the Company with a written notice (the “Notice of Good Reason”) stating (i) in reasonable detail the facts and circumstances giving rise to the determination that Good Reason exists, and (ii) the effective date of the termination of employment absent cure, as provided below, in compliance with the time period set forth in Section 1.16 herein;
(c)In the case of all other terminations of employment, a document establishing the effective date of the termination of employment, in each case, subject to any other contractual obligations that may exist between the Company and the Executive. Under circumstances where the Executive will be eligible for payment and benefits under the terms of the Agreement (i.e., a termination by the Company without Cause), the document will confirm the Executive’s eligibility for these payments and benefits and summarize the Executive’s entitlements post termination.
Notwithstanding the foregoing, in the case of a termination by the Executive with Good Reason, the Company shall have an opportunity to cure the circumstances giving rise to Good Reason within 30 days after receipt of the Notice of Good Reason. If the Company fails to cure such circumstances, the effective date of termination shall be the date specified in the Notice of Good Reason, notwithstanding such 30-day cure period.
6.Code Section 280G.
6.1Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Code Section 4999, then prior to the making of any of the Payments to the Executive, a calculation shall be made comparing (i) the net benefit to the Executive, of the Payments after payment of the Excise Tax, to (ii) the net benefit to the Executive, if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in subsection (b) below). For purposes of this Section 6, present value shall be determined in accordance with Code Section 280G(d)(4). For purposes of this Section 6, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
6.2All determinations required to be made under this Section 6, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 6 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2), but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
6.3In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 6 shall be of no further force or effect.
7.Code Section 409A.
7.1General. The Company intends that the payments and benefits provided under the Agreement shall either be exempt from the application of, or comply with, the requirements of Code Section 409A. The Agreement shall be construed in a manner that affects the Company’s intent to be exempt from or comply with Code Section 409A. Notwithstanding anything in the Agreement to the contrary, the Committee may amend the Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Code Section 409A. Whenever payments under the Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Further, (a) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and (b) terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to the Executive or other Person for actions, decisions or determinations made in good faith.
7.2Definitional Restrictions. Notwithstanding anything in the Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Agreement by reason of the occurrence of the Executive’s separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such separation from service meet any description or definition of “separation from service” in Code Section 409A (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon a separation from service, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Code Section 409A-compliant “separation from service,” or such later date as may be required by subsection 7.3 below.
7.3Six-Month Delay in Certain Circumstances. In the event that, notwithstanding the clear language of the Agreement and the intent of the Company, any amount or benefit under this Agreement constitutes Non-Exempt Deferred Compensation and is payable or distributable by reason of the Executive’s separation from service during a period in which the Executive qualifies as a “Specified Employee” under Code Section 409A, then, subject to any permissible acceleration of payment under Code Section 409A:
(a)The amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service under the terms of this Agreement will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within 30 days after the Executive’s death) (in either case, the “Required Delay Period”); and
(b)The normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A.
7.4Timing of Release. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a release of claims and covenant not to sue, the Company shall provide such release to the Executive promptly following the Termination Date, and such release and covenant not to sue must be executed and all revocation periods shall have expired in accordance with terms set forth in the release, but in no case later than 60 days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection 7.3 above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Termination Date provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Code Section 409A, the Company may elect to make or commence payment at any time during such 60-day period.
7.5Expense Reimbursement. All expenses eligible for reimbursements in connection with the Executive’s employment with the Company must be incurred by the Executive during the term of employment or service to the Company and must be in accordance with the Company’s expense reimbursement policies. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.
8.No Mitigation. The Executive shall not be required to seek other employment or to attempt in any way to reduce or mitigate any benefits payable under this Agreement, and the amount of any such benefits shall not (except as otherwise provided in Section 2.1(b) herein) be reduced by any other compensation paid or provided to the Executive following the Executive’s termination of service.
9.Successors.

9.1Company Successors. The Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns.
9.2Executive Successors. The Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If the Executive shall die while any amount remains payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of the Agreement to the executors, personal representatives or administrators of the Executive’s estate.
10.Miscellaneous.
10.1Notices. All communications relating to matters arising under the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, to the Company or the Executive, as applicable, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
If to the Company:
Hilton Grand Vacations Inc.
6355 Metro West Boulevard, Suite 180
Orlando, Florida 32835
Attention: Chief Human Resources Officer
with a copy to:
Hilton Grand Vacations Inc.
6355 Metro West Boulevard, Suite 180
Orlando, Florida 32835
Attention: General Counsel
If to the Executive:
________________
________________
10.2No Right to Continued Employment or Service. Nothing contained in the Agreement shall (a) confer upon the Executive any right to continue as an employee or service provider of the Company, (b) constitute any contract of employment or service or agreement to continue employment or service for any particular period or (c) interfere in any way with the right of the Company to terminate a service relationship with the Executive, for any reason or for no reason. The Executive understands that he or she is an employee at will.
10.3Amendment; Waiver of Agreement. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. Notwithstanding the foregoing, the Company shall have unilateral authority to amend this Agreement (without Executive consent) to the extent necessary to comply with Applicable Law (including but not limited to Code Section 409A) or changes to Applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
10.4Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any benefits payable under the Agreement.
10.5Benefits Not Assignable. Except as otherwise provided herein or by Applicable Law, no right or interest of the Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive shall be liable for, or subject to, any obligation or liability of the Executive. When a payment is due under the Agreement to the Executive and he or she is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
10.6Governing Law; Forum Selection; Jury Waiver. The Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state, to the extent not preempted by federal law, which shall otherwise control. The parties knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any statutory or other claim relating to the Executive’s employment with the Company, the termination thereof, or his or her work for the Company, shall be tried exclusively, without jury, and consent to personal jurisdiction, in the state courts of Orlando, Florida, or the United States District Court for the Middle District of Florida, Orlando division. Notwithstanding the foregoing, as a condition to the effectiveness of this Agreement, the Executive will be required to sign a Mutual Agreement to Arbitrate Claims substantially similar to the form attached hereto as Exhibit C.
10.7Headings. The headings contained in the Agreement are for convenience of reference only and will not control or affect the meaning, construction or interpretation of the Agreement’s provisions.
10.8No Trust Fund; Unfunded Obligations. The obligation of the Company to make payments hereunder shall constitute an unsecured liability of the Company to the Executive. The Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Executive shall not have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between or among the Company, the Executive, or any other person. To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.
10.9No Third Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.
10.10Controlling Document. Except with respect to the Stock Plan or annual bonus plan, if any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.
10.11No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Company under any other laws.
10.12Counterparts. This Agreement may be signed in any number of counterparts, including via facsimile transmission, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

10.13Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under Applicable Law.
10.14Certain Interpretive Matters.
(a)Unless the context otherwise requires, (i) all references to sections are to sections of this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) words in the singular include the plural and vice versa and (iv) the terms “herein,” “hereof,” “hereby,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof. All references to $ or dollar amounts will be to lawful currency of the United States.
(b)No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his, her or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
10.15Entire Agreement; Superseding Effect; No Duplicative Benefits. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, including but not limited to any term sheet or other similar summary of proposed terms, between the parties with respect to the subject matter of this Agreement. The Executive acknowledges and agrees that his or her receipt of severance benefits under this Agreement is in lieu of any similar benefits under any other Company severance plan, policy or arrangement and that he or she shall not be entitled to duplicative benefits under both this Agreement and any other Company severance plan, policy or arrangement.
10.16Full Understanding. The Executive represents and agrees that he or she has carefully read and fully understands all of the provisions of this Agreement and that the Executive freely and voluntarily enters into the Agreement. The Executive also agrees and acknowledges that the obligations owed to the Executive under this Agreement are solely the obligations of the Company and that none of the Company’s stockholders, directors or lenders will have any obligation or liabilities in respect of this Agreement and the subject matter hereof.
10.17Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to entering into this Agreement, the Executive agrees that he or she shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to the Executive from time to time. In addition, the Executive shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply at any time to the Executive under Applicable Law.
10.18Tax Matters. The Company has made no warranties or representations to the Executive with respect to the tax consequences (including but not limited to income tax consequences) contemplated by this Agreement and/or any benefits to be provided pursuant thereto. The Executive acknowledges that there may be adverse tax consequences related to the transactions contemplated hereby and that the Executive should consult with his or her own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Executive also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Executive.
10.19Entity. As used in this Agreement, the term the “Company” shall include, as applicable, Hilton Resorts Corporation, the Company’s employer entity that is wholly owned by the Company.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

HILTON GRAND VACATIONS INC. By: /s/ Charles R. Corbin Name: Charles R. Corbin Title: Senior Executive Vice President, General Counsel & Corporate Operations Date: 11/10/2025	EXECUTIVE By /s/ Pia Cornejo Name: Pia Cornejo Title: Executive Vice President, Chief Human Resources Officer Date: 11/10/2025

EXHIBIT A
FORM OF INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT
This Indemnification Agreement (this “Agreement”) is effective as of the first date on which the undersigned was duly appointed to serve as an officer of Hilton Grand Vacations Inc., a Delaware corporation (the “Company”), and the undersigned officer of the Company (“Indemnitee”).
BACKGROUND
The Company believes that, in order to attract and retain highly competent persons to serve as directors or in other capacities, including as officers, it must provide such persons with adequate protection through indemnification against the risks of claims and actions against them arising out of their services to and activities on behalf of the Company.
The Company desires and has requested Indemnitee to serve as a director and/or officer of the Company and, in order to induce the Indemnitee to serve in such capacity, the Company is willing to grant the Indemnitee the indemnification provided for herein. Indemnitee is willing to so serve on the basis that such indemnification be provided.
The parties by this Agreement desire to set forth their agreement regarding indemnification and the advancement of expenses.
In consideration of Indemnitee’s service to the Company and the covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.
Section 1    Indemnification. To the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”):
(a)    The Company shall indemnify Indemnitee if Indemnitee was or is made or is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity.
(b)    The indemnification provided by this Section 1 shall be from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals.
Section 2.    Advance Payment of Expenses. To the fullest extent permitted by the DGCL, expenses (including attorneys’ fees) incurred by Indemnitee in appearing at, participating in or defending any action, suit or proceeding or in connection with an enforcement action as contemplated by Section 3(e), shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within 30 days after receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time. The Indemnitee hereby undertakes to repay any amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled under this Agreement to be indemnified by the Company in respect thereof. No other form of undertaking shall be required of Indemnitee other than the execution of this Agreement. This Section 2 shall be subject to Section 3(b) and shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 6.
Section 3.    Procedure for Indemnification, Notification and Defense of Claim.
(a)    Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company hereunder, notify the Company in writing of the commencement thereof. The failure to promptly notify the Company of the commencement of the action, suit or proceeding, or of Indemnitee’s request for indemnification, will not relieve the Company from any liability that it may have to Indemnitee hereunder, except to the extent the Company is actually and materially prejudiced in its defense of such action, suit or proceeding as a result of such failure. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request therefor including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to enable the Company to determine whether and to what extent Indemnitee is entitled to indemnification.
(b)    With respect to any action, suit or proceeding of which the Company is so notified as provided in this Agreement, the Company shall, subject to the last two sentences of this paragraph, be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any subsequently-incurred fees of separate counsel engaged by Indemnitee with respect to the same action, suit or proceeding unless the employment of separate counsel by Indemnitee has been previously authorized in writing by the Company. Notwithstanding the foregoing, if Indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Company setting forth the basis for such conclusion) that, in the conduct of any such defense, there is or is reasonably likely to be a conflict of interest or position between the Company and Indemnitee with respect to a significant issue, then the Company will not be entitled, without the written consent of Indemnitee, to assume such defense. In addition, the Company will not be entitled, without the written consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.
(c)    To the fullest extent permitted by the DGCL, the Company’s assumption of the defense of an action, suit or proceeding in accordance with paragraph (b) above will constitute an irrevocable acknowledgement by the Company that any loss and liability suffered by Indemnitee and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by or for the account of Indemnitee incurred in connection therewith are indemnifiable by the Company under Section 1 of this Agreement.
(d)    The determination whether to grant Indemnitee’s indemnification request shall be made promptly and in any event within 30 days following the Company’s receipt of a request for indemnification in accordance with Section 3(a). If the Company determines that Indemnitee is entitled to such indemnification or, as contemplated by paragraph (c) above, the Company has acknowledged such entitlement, the Company will make payment to Indemnitee of the indemnifiable amount within such 30 day period. If the Company is not deemed to have so acknowledged such entitlement or the Company’s determination of whether to grant Indemnitee’s indemnification request shall not have been made within such 30 day period, the requisite determination of entitlement to indemnification shall, subject to Section 6, nonetheless be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under the DGCL.
(e)    In the event that (i) the Company determines in accordance with this Section 3 that Indemnitee is not entitled to indemnification under this Agreement, (ii) the Company denies a request for indemnification, in whole or in part, or fails to respond or make a determination of entitlement to indemnification within 30 days following receipt of a request for indemnification as described above, (iii) payment of indemnification is not made within such 30 day period, (iv) advancement of expenses is not timely made in accordance with Section 2, or (v) the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Company to the fullest extent permitted by the DGCL.
(f)    Indemnitee shall be presumed to be entitled to indemnification and advancement of expenses under this Agreement upon submission of a request therefor in accordance with Section 2 or Section 3 of this Agreement, as the case may be. The Company shall have the burden of proof in overcoming such presumption, and such presumption shall be used as a basis for a determination of entitlement to indemnification and advancement of expenses unless the Company overcomes such presumption by clear and convincing evidence.
Section 4.    Insurance and Subrogation.
(a)    The Company shall use its reasonable best efforts to purchase and maintain a policy or policies of insurance with reputable insurance companies with A.M. Best ratings of “A” or better, Fitch ratings of “BBBq” or better, Moody’s ratings of “Baa2” or better or Standard & Poor’s ratings of “BBBpi” or better, providing Indemnitee with coverage for any liability asserted against, and incurred by, Indemnitee or on Indemnitee’s behalf by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or arising out of Indemnitee’s status as such, whether or not the Company would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement. Such insurance policies shall have coverage terms and policy limits at least as favorable to Indemnitee as the insurance coverage provided to any other director or officer of the Company. If the Company has such insurance in effect at the time the Company receives from Indemnitee any notice of the commencement of an action, suit or proceeding, the Company shall give prompt notice of the commencement of such action, suit or proceeding to the insurers in accordance with the procedures set forth in the policy. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy.
(b)    Subject to Section 9(b), in the event of any payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any insurance policy. Indemnitee shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Company shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.
(c)    Subject to Section 9(b), the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and ERISA excise taxes or penalties) if and to the extent that Indemnitee has otherwise actually received such payment under this Agreement or any insurance policy, contract, agreement or otherwise.
Section 5.    Certain Definitions. For purposes of this Agreement, the following definitions shall apply:
(a)    The term “action, suit or proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit, arbitration, alternative dispute mechanism or proceeding, whether civil, criminal, administrative or investigative.
(b)    The term “by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise” shall be broadly construed and shall include, without limitation, any actual or alleged act or omission to act.
(c)    The term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Company or any third party), actually and reasonably incurred by Indemnitee in connection with either the investigation, defense or appeal of an action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder.
(d)    The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever, as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan).
Section 6.    Limitation on Indemnification. Notwithstanding any other provision herein to the contrary, the Company shall not be obligated pursuant to this Agreement:
(a)    Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to an action, suit or proceeding (or part thereof), however denominated, initiated by Indemnitee,

other than (i) an action, suit or proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Agreement (which shall be governed by the provisions of Section 6(b) of this Agreement) and (ii) an action, suit or proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Company, it being understood and agreed that such authorization or consent shall not be unreasonably withheld in connection with any compulsory counterclaim brought by Indemnitee in response to an action, suit or proceeding otherwise indemnifiable under this agreement.
(b)    Action for Indemnification. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, unless Indemnitee is successful in such action, suit or proceeding in establishing Indemnitee’s right, in whole or in part, to indemnification or advancement of expenses hereunder (in which case such indemnification or advancement shall be to the fullest extent permitted by the DGCL), or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee’s failure to establish their right to indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this Section 6(b) is intended to limit the Company’s obligations with respect to the advancement of expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, as provided in Section 2 hereof.
(c)    Section 16(b) Matters. To indemnify Indemnitee on account of any suit in which judgment is rendered against Indemnitee for disgorgement of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.
(d)    Fraud or Willful Misconduct. To indemnify Indemnitee on account of conduct by Indemnitee where such conduct has been determined by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing to have been knowingly fraudulent or constitute willful misconduct.
(e)    Prohibited by Law. To indemnify Indemnitee in any circumstance where such indemnification has been determined by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing to be prohibited by law.
Section 7.    Certain Settlement Provisions. The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action, suit or proceeding without the Company’s prior written consent. The Company shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent. Neither the Company nor Indemnitee will unreasonably withhold his, her, its or their consent to any proposed settlement.
Section 8.    Savings Clause. If any provision or provisions (or portion thereof) of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee if Indemnitee was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals, to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated.
Section 9.    Contribution/Jointly Indemnifiable Claims.
(a)    In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Company shall, to the fullest extent permitted by the DGCL, contribute to the payment of all of Indemnitee’s loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by or on behalf of Indemnitee in connection with any action, suit or proceeding, including any appeals, in an amount that is just and equitable in the circumstances; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to any limitation on indemnification set forth in Section 4(c), 6 (other than clause (e)) or 7 hereof.
(b)    Given that certain jointly indemnifiable claims may arise due to the service of the Indemnitee as a director and/or officer of the Company at the request of the Indemnitee-related entities, the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnitee may have from the Indemnitee-related entities. Under no circumstance shall the Company be entitled to any right of subrogation against or contribution by the Indemnitee-related entities and no right of advancement, indemnification or recovery the Indemnitee may have from the Indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company hereunder. In the event that any of the Indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Company, and Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-related entities effectively to bring suit to enforce such rights. The Company and Indemnitee agree that each of the Indemnitee-related entities shall be third-party beneficiaries with respect to this Section 9(b), entitled to enforce this Section 9(b) as though each such Indemnitee-related entity were a party to this Agreement. For purposes of this Section 9(b), the following terms shall have the following meanings:
(i)    The term “Indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise Indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described in this Agreement) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).
(ii)    The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-related entities and the Company pursuant to the DGCL, any agreement or the certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the Indemnitee-related entities, as applicable.
Section 10.    Form and Delivery of Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand, upon receipt by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier, one day after deposit with such courier and with written verification of receipt or (d) sent by email or facsimile transmission, with receipt of oral confirmation that such transmission has been received. Notice to the Company shall be directed to General Counsel, by email at generalcounsel@hgv.com or by telephone at 407-613-3100. Notice to Indemnitee shall be directed to Indemnitee’s contact information on file with the Company’s Corporate Secretary or its Human Resources Department.
Section 11.    Nonexclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, in any court in which a proceeding is brought, other agreements or otherwise, and Indemnitee’s rights hereunder shall inure to the benefit of the heirs, executors and administrators of Indemnitee. No amendment or alteration of the Company’s Certificate of Incorporation or Bylaws or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement.
Section 12.    No Construction as Employment Agreement. Nothing contained herein shall be construed as giving Indemnitee any right to be retained as a director of the Company or in the employ of the Company. For the avoidance of doubt, the indemnification and advancement of expenses provided under this Agreement shall continue as to the Indemnitee even though he or she may have ceased to be a director, officer, employee or agent of the Company.
Section 13.    Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by the DGCL.
Section 14.    Entire Agreement. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement.
Section 15.    Modification and Waiver. No supplement, modification, waiver or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. For the avoidance of doubt, this Agreement may not be terminated by the Company without Indemnitee’s prior written consent.
Section 16.    Successor and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such Indemnitor, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
Section 17.    Service of Process and Venue. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, irrevocably Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808 as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.
Section 18.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Company of Indemnitee, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.
Section 19.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.
Section 20.    Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
[Signature Page Follows]

This Indemnification Agreement has been duly executed and delivered to be effective as of the date stated above.

HILTON GRAND VACATIONS INC. By: Date:	INDEMNITEE Date:

EXHIBIT B
FORM OF WAIVER AND RELEASE

FORM OF WAIVER AND RELEASE AGREEMENT
This Waiver and Release Agreement (the “Release Agreement”) is entered into by between _________ (“You” or “Your”) and Hilton Grand Vacations Inc. (“HGV” or the “Company”).
1.    You acknowledge and agree that the termination of Your employment with the Company will terminate effective _________ (the “Separation Date”).
2.    In exchange for You signing this Release Agreement within sixty (60) days of the Separation Date, and You not revoking this Release Agreement, You acknowledge and agree that You will receive certain severance pay, benefits, and certain other specified compensation and benefits (collectively referred to herein as the “Severance Benefits”), as provided in Section 2.1 and 2.2 of that certain Severance Agreement entered into between You and the Company (the “Severance Agreement”). You acknowledge that the Severance Benefits are subject to the terms and conditions of the Severance Agreement, exceed any earned wages or anything else of value otherwise owed to You by the Company, and You would not receive the Severance Benefits absent Your execution of this Release Agreement.
3.    In exchange for the Severance Benefits, You, voluntarily and of Your own free will, to the fullest extent permitted by law, hereby forever waive, release, discharge and hold harmless, the Company, and each of its former, current and future subsidiaries, affiliates, divisions, parents, equity holders, predecessors, successors and assigns, and all of their current, former and future officers, shareholders, members, partners, principals, investors, owners, directors, trustees, joint venturers, insurers, attorneys, employees, agents (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) and all of their affiliates, predecessors, successors and assigns (the “Released Parties”), from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, foreseen or unforeseen, that You had, now have or may have against any of them arising from any act, event or omission which has occurred up through the date You sign this Release Agreement.
4.    This waiver and release of claims includes, but is not limited to, (i) claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Worker Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the National Labor Relations Act, the Pregnancy Discrimination Act, the Immigration Reform and Control Act, the Employee Retirement Income Security Act of 1974 (ERISA), Sections 503 and 504 of the Rehabilitation Act of 1973, the Family and Medical Leave Act, and the Worker Adjustment Retraining and Notification Act, all as amended; (ii) all other federal, state and local anti-discrimination, labor or employment laws or regulations or orders to the extent any such claims may legally be waived by private agreement; (iii) claims and potential claims relating to or arising out of any work You have done for the Company in any capacity, Your employment, the terms and conditions of Your employment and/or Your separation from employment, including but not limited to statutory claims and claims in common law or in equity, including, without limitation, claims for discrimination, harassment, retaliation for asserting any claims, whistle-blowing, breach of contract (oral or written, express or implied), detrimental reliance, breach of policy or practice, constructive discharge, wrongful discharge, negligence, emotional distress, pain and suffering and all torts, including any intentional torts, such as defamation; (iv) claims and potential claims subject to federal, state and local occupational safety and health laws and regulations; (v) claims or potential claims under any other federal, state or local constitution, statute, regulation, agreement, order or duty; (vi) claims or potential claims concerning or based on the adequacy of Your compensation or remuneration, including incentive payments, commissions, bonuses, expense reimbursements, or claims for benefits, to the extent any and all such claims are legally capable of being waived; and (vii) any claims or potential claims for relief of any kind, including but not limited to claims for back pay, front pay, compensatory or punitive damages, reinstatement or other equitable relief, injunctive or declaratory relief, attorneys’ fees, costs, disbursements and/or the like.
5.    Notwithstanding the above, the foregoing waiver and release of legal claims shall not release any claims or rights arising from or related to the following: (i) the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), workers’ compensation benefits, or unemployment insurance benefits; (ii) reimbursement for business expenses incurred prior to the date of termination, in accordance with any HGV business expense policies (as applicable); (iii) any employee benefit or compensation plan or program in which You participate (or participated), subject to the terms and conditions of such plans or programs, Your right to receive the Severance Benefits, or any other rights to which You are entitled pursuant to the Severance Agreement or the Letter (but only to the extent that such rights do not otherwise terminate as of the Separation Date in accordance with the terms of the Severance Agreement or the Letter); (iv) Your rights to be indemnified pursuant to the terms of that certain indemnification agreement entered into by between You and the Company (the “Indemnification Agreement”) for claims or proceedings, or threatened claims or proceedings, that arise out of or relate to Your service as an officer or employee of HGV and/or any affiliate, including attorneys’ fees of attorneys of Your choosing, subject to and as provided in the Indemnification Agreement; (v) Your vested equity or other similar interest in HGV or any affiliate, subject to the terms and conditions of any applicable plan and award agreement; (vi) any rights or claims that arise after the signing of this Release Agreement or which otherwise cannot be waived as a matter of law; and (vii) any claims that, as a matter of law, cannot be released by private agreement.
6.    The foregoing waiver and release of legal claims shall not waive Your rights to file a charge with an administrative agency and to participate in an agency investigation or report possible violations of federal law or regulation to any governmental agency or entity. However, except as provided below, You knowingly and intentionally waive and release any right to monetary relief or other individual specific remedy that might be sought on Your behalf by any other person, entity, local, state or federal government or agency thereof, including specifically the Equal Employment Opportunity Commission, U.S. Department of Labor, or any state agency. You understand and agree that (a) neither this provision nor anything else in this Release Agreement prohibits You from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), Congress, and any agency Inspector General, or communicating with such government agencies, or otherwise participating in any investigation or proceeding that may be conducted by such government agencies, including providing documents or other information; (b) You do not need the prior authorization of the Company to take any action described in clause (a) of this Section, and You are not required to notify the Company that You have taken any action described in clause (a); and (c) this Release Agreement does not limit Your right to receive an award for providing information relating to a possible securities law violation to the SEC.

7.    Except as provided above, the foregoing waiver and release of legal claims includes all claims existing as of the date You sign this Release Agreement, even though You did not know or suspect those claims to exist at the time You signed the Release Agreement, regardless of whether knowledge of such claims or the underlying facts would have materially affected Your decision to sign this Release Agreement. Your subsequent discovery of different or additional facts shall not affect the enforceability of this Release Agreement. You further represent and warrant that You have not assigned or transferred, or purported to assign or transfer to any third party, any claim released by this Release Agreement, and that You will indemnify the Company and the other Released Parties and hold them harmless against any claims, costs or expenses (including attorneys’ fees) paid or incurred, arising out of or related to any such transfer or assignment.
8.    By signing below, You represent and agree that You have returned all Company property and Confidential Information in your possession, custody, or control, and that you have fully complied with all of Your obligations under Section 4.2(c) of the Severance Agreement. The Company is not required to provide any Severance Benefits until You fully comply with this provision.
9.    You agree to cooperate fully and provide assistance to the Company, without any further compensation to you other than the Severance Benefits, in any legal or other proceedings which may be required, including any litigation or potential litigation or administrative, regulatory or investigatory matter in which You are, or may be, a witness, or as to which You possess, or may possess, relevant information. The Company shall pay all reasonable expenses incurred in connection with a request made by a Released Party pursuant to this Section unless such payment is prohibited by applicable law or rule regarding legal ethics or professional conduct.
10.    You agree that all controversies, claims, disputes, and matters arising out of or relating to this Release Agreement or the breach thereof, shall be subject to binding arbitration in accordance with the terms of that certain Mutual Agreement to Arbitrate entered into by and between You and the Company (the “Arbitration Agreement”).
11.    You acknowledge and agree that the Arbitration Agreement and any post-employment restrictive covenants (including, but not limited to, any confidentiality, non-competition and non-solicitation obligations contained in the Severance Agreement and/or any other employment agreement between You and the Company) shall remain in full force and effect and are incorporated by reference herein, and You shall remain subject to the obligations contained therein regardless of whether You sign or revoke this Release Agreement. Copies of any such agreements are available upon Your request.
12.    By signing this Release Agreement, the Company does not admit to any wrongdoing or legal violation by the Company or the Released Parties.
13.    This Release Agreement is intended as a legally binding and enforceable document. You have been advised to seek legal counsel and have been provided time and opportunity to consult with an attorney prior to executing this Release Agreement.
14.    If any part of this Release Agreement is held invalid, that part shall be severed and the remaining parts shall be given full force and effect. Notwithstanding the foregoing, in the event the release and waiver of claims in this Release Agreement is declared invalid, this Release Agreement shall be null and void, and the Company shall be entitled to the return of the Severance Benefits paid to You through the date any portion of the Release Agreement is held invalid.
15.    This Release Agreement constitutes the complete understanding and entire agreement of the parties with respect to the subject matter hereof. The Release Agreement cannot be amended, terminated, discharged or waived, except by a mutually agreed upon writing signed by You and an authorized representative of the Company.
16.    This Release Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to the conflict of laws provisions of any state, to the extent not preempted by federal law, which shall otherwise control. The parties knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Release Agreement shall be tried exclusively, without jury, and consent to personal jurisdiction, in the state courts of Orange County, Florida, or the United States District Court for the Middle District of Florida, Orlando Division.
17.    You have twenty-one (21) days [IF SEPARATION IS DUE TO A GROUP REDUCTION IN FORCE, THEN 45 DAYS] from Your receipt of this Release Agreement to consider it before signing, although You may choose to sign it earlier. For a period of seven (7) days following Your signing of this Release Agreement, You may revoke this Release Agreement. This Release Agreement shall not become effective or enforceable until seven (7) days after You sign and do not revoke this Release Agreement. You may revoke this Release Agreement only by giving written notice of revocation to Chief Human Resources Officer (delivered to the Company’s headquarters at 5323 Millenia Lakes Blvd., Orlando, FL 32839) within this seven (7) day period. Any revocation must state “I hereby revoke my acceptance the Release Agreement.” [IF SEPARATION IS DUE TO A GROUP REDUCTION IN FORCE, THEN THE FOLLOWING WILL BE ADDED: You acknowledge that Your employment with the Company is ending in connection with a [reduction-in-force], and that you have been provided with a notice (Exhibit A to this Agreement), as required by the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), that contains (a) a description of the organizational unit of which you were considered a part for purposes of the reduction-in-force and any time limits applicable to the severance pay program being offered in connection with the reduction-in-force; (b) the job titles and ages of all individuals in such organizational unit selected for inclusion in the reduction-in-force; and (c) the ages of all individuals in such organizational unit who were not selected for inclusion in the reduction-in-force.]
18.    This Release Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
19.    You represent and agree that:
•You have suffered no specific injuries while employed by the Company that You did not report to the Company.
•Except for the Severance Benefits, You have been provided all wages, compensation and benefits due and owing to You.
•You have fully read and understand all terms of this Release Agreement, and are signing this Release Agreement voluntarily and with full knowledge of their significance.

•You understand that You have up to twenty-one (21) calendar days to consider this Release Agreement [IF SEPARATION IS DUE TO A GROUP REDUCTION IN FORCE, THEN 45 DAYS]. You agree that you have been advised to consult with an attorney prior to Your signing of this Release Agreement.
•You understand that You are waiving any claims under the Age Discrimination in Employment Act and The Older Workers’ Benefit Protection Act.
•You agree that any modifications, material or otherwise, made to this Release Agreement, do not restart or affect in any manner the original up to twenty-one (21) day consideration period [IF SEPARATION IS DUE TO A GROUP REDUCTION IN FORCE, THEN 45 DAYS].
IN WITNESS WHEREOF, the parties voluntarily and freely enter into and execute this Waiver and Release Agreement on the dates set forth below.

Hilton Grand Vacations Inc. By: Name: Date:	Employee By: Name: Date:

EXHIBIT C
FORM OF MUTUAL AGREEMENT TO ARBITRATE CLAIMS

FORM OF MUTUAL AGREEMENT TO ARBITRATE CLAIMS
This Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”) is entered into by and between Hilton Grand Vacations Inc. and any of its affiliates, subsidiaries or related entities (“HGV”) and _____________ (“Employee” or “You” or “Your”) (HGV and You are each referred to as a “Party” in this Arbitration Agreement, and collectively referred to as the “Parties). This Arbitration Agreement shall be effective on the date You execute this Arbitration Agreement below (the “Effective Date”).
1.    Intent of Agreement
HGV and You agree that this Arbitration Agreement will govern the resolution of all disputes, claims or any other matters arising out of or relating to Your employment relationship with HGV. This Arbitration Agreement includes any claims or disputes that You may have against HGV or against any of its officers, directors, employees, agents, or parents, subsidiaries or affiliated companies, or any claims or disputes HGV may have against You. The Parties shall resolve all disputes arising out of the employment relationship in accordance with this Arbitration Agreement. Both You and HGV waive all rights to a civil court action regarding any covered dispute. Only the arbitrator, and not a judge or a jury, will decide the dispute.
This Arbitration Agreement is a condition of employment. If You accept employment with HGV, both You and HGV will be bound by its terms. Your acceptance of employment or continued employment with HGV and HGV’s reciprocal agreement to arbitrate covered claims constitute consideration for the obligations imposed by this Arbitration Agreement. However, the Arbitration Agreement is not a promise that Your employment will continue for any specified period of time or end only under certain conditions. This Arbitration Agreement does not change Your at-will employment relationship.
2.    Mutual Agreement to Arbitrate
Except for the claims set forth in the paragraph below, HGV and You mutually agree to arbitrate any and all disputes, claims, or controversies (“Covered Claims”) against the other that could be brought in a court including, but not limited to, all claims arising out of Your employment, the terms and conditions of Your employment, any work You have done for the Company in any capacity, the cessation of employment, any agreement between You and HGV, and any claim that could have been brought before any court by You or HGV. This Arbitration Agreement includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Worker Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the National Labor Relations Act, the Pregnancy Discrimination Act, the Immigration Reform and Control Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act, and the Worker Adjustment Retraining and Notification Act, all as amended; state anti-discrimination laws; any federal, state or local anti-discrimination laws; any federal, state or local wage and hour laws; or any other federal, state, or local law, order, ordinance or regulation; or any claims based on any public policy, contract, tort, or common law; and any claims or potential claims for relief of any kind, including, but not limited to, claims for back pay, front pay, compensatory or punitive damages, reinstatement or other equitable relief, injunctive or declaratory relief, attorneys’ fees, costs, disbursements and/or other relief. This Arbitration Agreement specifically requires that the Company arbitrate any claims it may have against You.
Claims not covered by this Arbitration Agreement are: (i) claims for workers’ compensation benefits; (ii) claims for unemployment compensation benefits; (iii) claims based upon the Company’s current (successor or future) stock option plans, employee pension and/or welfare benefit plans if those plans contain some form of a grievance, arbitration, or other alternative dispute procedure for the resolution of disputes under the plan; and (iv) claims by federal law which are not subject to mandatory binding pre-dispute arbitration pursuant to the Federal Arbitration Act, such as claims under the Dodd-Frank Wall Street Reform Act. Further, this Arbitration Agreement does not prohibit the filing of an administrative charge with a federal, state, or local administrative agency such as the National Labor Relations Board (“NLRB”) or the Equal Employment Opportunity Commission (“EEOC”) and/or their state equivalents. However, employees shall not be entitled to seek or receive any monetary compensation as a result of any proceeding arising from the filing of any such charge and/or participating in an investigation resulting from the filing of a charge with the EEOC and/or state or local human rights agency.
3.    Waiver of Multi-Plaintiff, Class, Collective and Representative Actions
Except where prohibited by federal law, covered claims must be brought on an individual basis only, and arbitration on an individual basis is the exclusive remedy. Neither You nor HGV may submit a multi-plaintiff, class, collective or representative action for resolution under this Arbitration Agreement, and no arbitrator has authority to proceed with arbitration on such a basis. You may not participate as a member or representative in any multi-plaintiff, class, collective or representative action against HGV, and are not entitled to any recovery in such an action in any forum. Any disputes concerning the validity of this multi-plaintiff, class, collective and representative action waiver will be decided by a court of competent jurisdiction, not by the arbitrator. In the event this waiver is found to be unenforceable, then any claim brought on a multi-plaintiff, class, collective or representative basis must be filed in a court of competent jurisdiction, and such court shall be the exclusive forum for all such claims.
4.    Amendment
This Arbitration Agreement may be revised, amended, or modified only if such revision, amendment, or modification is in writing and signed by both parties.
5.    Applicable Law and Arbitrator’s Authority
This Arbitration Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., to the maximum extent permitted by applicable law. Except as otherwise expressly agreed upon or otherwise provided by this Arbitration Agreement, any dispute as to the arbitrability of a particular claim made pursuant to this Arbitration Agreement shall be resolved in arbitration. Further, except as otherwise provided in Section 3, the arbitrator, and not any federal, state or local court or agency, has exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Arbitration Agreement, including but not limited to any claim that all or any part of this Arbitration Agreement is void or voidable.
6.    Severability and Related Matters
If an arbitrator finds any provision of this Arbitration Agreement unenforceable, a court or arbitrator shall interpret or modify this Arbitration Agreement, to the extent necessary, for it to be enforceable, subject to the provisions of Section 3. If a provision of this Arbitration Agreement is deemed unlawful or unenforceable, that provision and the Arbitration Agreement automatically, immediately and retroactively shall be modified or amended to be enforceable. The arbitrator shall, however, have no power under this Arbitration Agreement to consolidate claims and/or to hear a multi-party, class, collective or representative action.
7.    Initiating Arbitration
To initiate arbitration You must file a written demand for arbitration with JAMS (www.jamsadr.com) and simultaneously deliver a copy to HGV at the Office of the General Counsel (delivered to HGV’s headquarters at 5323 Millenia Lakes Blvd., Orlando, FL 32839). For HGV to initiate arbitration, it must file a written demand for arbitration with JAMS and simultaneously deliver a copy to You at Your last known address recorded in Your personnel records. JAMS can be contacted at 800-352-5267 or online at www.jamsadr.com. Any claim for arbitration by an aggrieved Party will be timely only if brought within the time in which an administrative charge or complaint would need to have been filed if the claim is one which could be filed with an administrative agency. If the arbitration claim raises an issue which could not have been filed with an administrative agency, then the claim must be filed within the time set by the appropriate statute of limitation.
8.    The Arbitration Process
The arbitration shall be administered by JAMS or such other arbitration service provider to which You and HGV mutually agree. A single neutral arbitrator shall preside over the arbitration in accordance with JAMS’s Employment Arbitration Rules & Procedures (the “JAMS Rules”), or as otherwise agreed by the parties. Unless the parties agree otherwise, the arbitrator shall be appointed in the manner provided by the JAMS Rules and shall be a retired state or federal judge. The arbitration proceeding shall take place in or near the city where You worked.
Unless otherwise agreed by the parties, the JAMS Rules shall govern all arbitration procedures not specifically addressed in this Arbitration Agreement. To the extent any of the provisions in this Arbitration Agreement conflict with any of the JAMS rules, the provisions of this Arbitration Agreement shall prevail. You may obtain a copy of the JAMS Rules from the JAMS’s website (www.jamsadr.com) or by contacting JAMS directly (toll-free 800-352-5267). You may also request a copy from HGV’s Human Resources Department. The arbitration shall be venued at the JAMS office nearest to Your last work location. If for whatever reason JAMS declines to act as the neutral, the parties shall utilize the American Arbitration Association (“AAA”) (www.adr.org) as the neutral for the arbitration/appeal and shall utilize its employment arbitration rules.
Each Party may be represented by an attorney at its own expense. Both parties to the arbitration shall be entitled to conduct reasonable discovery pursuant to the JAMS Rules, except as may be modified by mutual agreement of the parties. The arbitrator shall apply the Federal Rules of Evidence as interpreted in the jurisdiction where the arbitration is held. If either Party files a motion for summary judgment, the arbitrator must render a written and detailed opinion on that motion within sixty (60) calendar days of submission of all supporting and opposition papers. If the motion is in any part denied, the case shall proceed to hearing before another arbitrator who did not consider the summary judgment motion. That arbitrator shall be selected from a new panel to be provided by JAMS (or other third-party administrator then handling the proceeding). If no summary judgment is filed, then the original arbitrator will retain jurisdiction.

All orders of the arbitrator (except evidentiary rulings at the arbitration) shall be in writing and subject to review pursuant to the Federal Arbitration Act. Any authorized decision or award of the arbitrator shall be final and binding on the parties. The arbitrator may award relief only on an individual basis. The arbitrator shall have the authority to award any relief authorized by law in connection with the claims or disputes asserted. The arbitrator shall not have the authority to award any remedy that is not specifically authorized by statute or judicial opinion. The arbitrator shall apply the substantive law of the state in which You are employed and/or federal law when applicable.
Either Party may bring an action in a court of competent jurisdiction to compel arbitration or to enforce or vacate an arbitration award. Any relief or recovery to which a Party may be entitled on any claim shall be limited to that awarded by the arbitrator.
9.    The Consideration for the Arbitration Agreement
In addition to the consideration being a mutual agreement to arbitrate, HGV agrees to reimburse You for any administrative filing fees JAMS may impose on You to initiate arbitration. As further consideration, HGV also will pay all fees charged by the arbitrator for his/her services, as well as all travel, lodging, and meal costs of the arbitrator. Further, HGV agrees that if it prevails at the arbitration it shall not seek or pursue costs from You, even if at law it would otherwise be entitled to pursue such costs; provided, however, distinct from costs, HGV retains any and all rights it may have to recover its attorneys’ fees (e.g., for frivolous claims or as allowed by law), any compensatory or other forms of recoverable damages, and any equitable or injunctive relief allowed by law. Your accepting initial employment or a different position with HGV also shall constitute consideration and acceptance by You of the terms and conditions set forth in this Arbitration Agreement.
THE PARTIES KNOWINGLY AND FREELY AGREE TO THIS MUTUAL AGREEMENT TO ARBITRATE CLAIMS, WHICH OTHERWISE COULD HAVE BEEN BROUGHT IN COURT.
YOU AFFIRM THAT YOU HAVE HAD SUFFICIENT TIME TO READ AND UNDERSTAND THE TERMS OF THIS ARBITRATION AGREEMENT AND THAT YOU HAVE BEEN ADVISED OF YOUR RIGHT TO SEEK LEGAL COUNSEL REGARDING THE MEANING AND EFFECT OF THIS AGREEMENT PRIOR TO SIGNING.
IN WITNESS WHEREOF, the Parties voluntarily and freely enter into and execute this Mutual Agreement to Arbitrate on the dates set forth below.

Hilton Grand Vacations Inc. By: Date:	Employee By: Date: